LOAN MODIFICATION AGREEMENT



     This Loan Modification Agreement is entered into as of November 7, 1995, by and between Arizona Instrument Corporation ("Borrower') whose address is 4114 East Wood Road, Phoenix, AZ, 85040, and Silicon Valley Bank ("Bank") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement (Domestic Loan ) (the "Domestic Loan Agreement") and a Second Amended and Restated Loan and Security Agreement (Export Loan ) (the "Export Loan Agreement"), both dated March 15, 1995, as such agreements may be amended from time to time, (collectively, the "Loan Agreement"). The Domestic Loan Agreement provided for, among other things, a revolving line of credit in the original amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the "Committed Line"). The Export Loan Agreement provided for, among other things, a revolving line of credit in the principal amount of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (the "Export Committed Line"). Concurrently herewith, Borrower shall execute a Promissory Note, in the original principal amount of One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (the "Term Loan"). Defined terms used but not otherwise defined shall have the same meaning as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES: Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement and a Collateral Assignment, Patent Mortgage and Security Agreement. Additionally, repayment of the Export ~Committed Line is guaranteed by the Export-Import Bank of the United States (the "Guarantor') pursuant to a Guarantee Agreement (the "Guaranty").

Hereinafter, the above-described security documents and guaranties, together with all other documents securing payment of the Indebtedness shall be referred to as the "Security Documents." Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."

3.  DESCRIPTION OF CHANGE IN TERMS:

     A.     Modification(s) to the Loan Agreement.

         1. Section 6.9 entitled "Debt-Net Worth Ratio" is hereby amended, in its entirety, to read as follows:

          Debt-Net Worth Ratio. Borrower shall maintain, on a quarterly basis, beginning as of the quarter ending December 31, 1995, a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 2.00 to 1.00.

         2. Section 6.10 entitled "Tangible Net Worth" is hereby amended, in its entirety, to read as follows:

         Tangible Net Worth. Borrower shall maintain, on a quarterly basis, beginning with the quarter ending December 31, 1995, a Tangible Net Worth of not less than Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00).

         3. The Section 6.11 entitled "Profitability" is hereby amended, in its entirety, to read as follows:

         Profitability.   Borrower  shall  be  profitable,  after  taxes,  on  a
         quarterly basis, beginning with the quarter ending December 31, 1995.

         4.  The  following  Section  is  hereby   incorporated  into  the  Loan
     Agreement:

         6.14 Debt Service. Borrower shall maintain, on a rolling 12 month basis, a Debt Service ratio of 1.40 to 1.00, to be tested by Bank on a quarterly basis.

         5.The following definition is hereby added into the Loan Agreement:

          "Debt Service" means earnings for the previous 12 months before income taxes, depreciation and amortization divided by current maturities of long term debt.

         6.The first sentence of the section 2.1 entitled "Advances" in hereby amended to read as follows:

         Subject to the terms and conditions of the Loan Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed the lesser of Committed Line or the Borrowing Base minus an aggregate reserve amount of at least $400,000.00 under the Committed Line and Export Committed Line ("Reserve"). Such Reserve shall be only for the duration of the Term Loan.

         B. Modification to Export Loan Agreement.

         1. The second paragraph of the Section 6.3 entitled "Financial Statements, Reports, Certificates" is hereby amended in parts to read within ten (10) days after the last day of each month (rather each quarter).



4. CONSISTENT CHANGES. The Existing Loan Documents are amended wherever to reflect the above-described changes.



5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.



6. CONTINUING VALIDITY. Borrower (and each guarantor and ~pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. ~Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this Paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

7. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon Borrowers agreement to:



         1 .Execute a Warrant to Purchase Stock ("Warrant") in favor of Bank to purchase shares of Borrowers Common Stock equal to five percent (5.0%) of total commitment divided by an exercise price equal to the average market price of the common stock for the thirty (30) days prior to the Warrant issue date. Such Warrant shall expire in five (5) years and shall be subject to Registration Right and Antidilution provisions. Such Warrant shall be in form and substance acceptable to Bank.



         This Loan Modification Agreement is executed as of the date first written above.



BORROWER:



ARIZONA INSTRUMENT CORPORATION                SILICON VALLEY BANK

By:_______________________________            By:____________________________
Name:____________________________             Name:_________________________
Title:_____________________________           Title:__________________________